                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
( )   Preliminary Proxy Statement
( ) Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e) (2))
(X)   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            OXFORD HEALTH PLANS, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
(X)   No fee required.
( )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:


       (2) Aggregate number of securities to which transaction applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       (4) Proposed maximum aggregate value of transaction:


       (5) Total fee paid:


( )    Fee paid previously with preliminary materials.

       ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:


       (3) Filing Party:


       (4) Date Filed:

                                                                March 29, 1997


Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") to be held on April 22, 1997, 10:00 a.m. at the Company's office at Westchester One, 44 South Broadway, White Plains, New York 10601.


         This year, three directors are nominated for election to the Board. At the Meeting you will be asked to elect three directors to serve until the 2000 Annual Meeting. You will also be asked to consider a proposal to amend (i) the Company's Second Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's Common Stock from 200,000,000 to 400,000,000 shares and (ii) the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended, to increase the number of shares that can be issued under the Plan from 17,080,000 shares to 21,580,000 shares.


         The accompanying Proxy Statement provides a detailed description of these proposals. You are urged to read the accompanying materials so that you may be informed about the business to come before the Meeting.

         It is important that your shares be represented at the Meeting. Accordingly, we urge you, whether or not you plan to attend the Meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy.

         We look forward to seeing you at the Meeting.

                                        Sincerely,



                                        STEPHEN F. WIGGINS
                                        Chairman and
                                        Chief Executive Officer

                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 22, 1997

                    -----------------------------------------


To the Stockholders of Oxford Health Plans, Inc.:

         NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") will be held on April 22, 1997 at 10:00 a.m., local time, at the Company's office at Westchester One, 44 South Broadway, White Plains, New York 10601 for the following purposes:

                  1. To elect three directors to serve as Class III Directors of the Company for a term ending at the 2000 Annual Meeting.

                  2. To amend the Company's Second Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's Common Stock from 200,000,000 to 400,000,000.


                  3. To amend the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended, to increase the number of shares of Common Stock, par value $.01 per share (the "Common Stock"), issuable thereunder from 17,080,000 shares to 21,580,000 shares.


                  4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only holders of record of outstanding shares of Common Stock of the Company at the close of business on March 13, 1997 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                     By Order of the Board of Directors




                                     JEFFERY H. BOYD
                                     Executive Vice President, General Counsel and Secretary

Norwalk, Connecticut
March 29, 1997

                           ---------------------------


YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                       ----------------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                            TO BE HELD APRIL 22, 1997

                       -----------------------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 22, 1997, at 10:00 a.m., local time, at the Company's office, Westchester One, 44 South Broadway, White Plains, New York 10601 and any adjournment or postponement thereof (the "Meeting").


         At the Meeting, stockholders will be asked to consider and vote upon three proposals: (1) the election of three directors to serve as Class III Directors of the Company until the 2000 Annual Meeting ("Proposal Number One"),
(2) the amendment of the Company's Second Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") from 200,000,000 to 400,000,000, ("Proposal Number Two") and (3) the amendment of the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), to increase the number of shares of Common Stock, $.01 par value per share (the "Common Stock"), issuable thereunder from 17,080,000 shares to 21,580,000 shares as described in the Proxy Statement ("Proposal Number
Three").



         This Proxy Statement is dated March 29, 1997 and is first being mailed to stockholders along with the related form of proxy on or about March 29, 1997.


         If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted FOR Proposal Number One, Proposal Number Two and Proposal Number Three, and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

         Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the stockholders present at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on the proposal. Broker nonvotes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

REVOCABILITY OF PROXY

         Any stockholder of the Company who has given a proxy has the power to revoke such proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with Jeffery H. Boyd, Executive Vice President, General Counsel and Secretary of the Company, at Oxford Health Plans, Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854, or (ii) by appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the Meeting will be by ballot.

RECORD DATE, OUTSTANDING SECURITIES AND VOTES REQUIRED

         The Board of Directors of the Company has fixed the close of business on March 13, 1997 as the record date (the "Record Date") for determining holders of outstanding shares of Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 568 stockholders of record and 77,922,440 shares of Common Stock issued and outstanding, each of which shares is entitled to one vote.

         The approval of Proposal Number One requires the affirmative vote of a plurality of the shares of Common Stock which are present in person or by proxy at the Meeting and the approval of each of Proposal Number Two and Proposal Number Three requires the affirmative vote of a majority of the outstanding shares of Common Stock.

         The Company expects that the officers and directors of the Company will vote the shares of Common Stock held by them (representing approximately 3.8% of the shares of Common Stock issued and outstanding) in favor of Proposal Number One, Proposal Number Two and Proposal Number Three.

                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS


         The Company's Second Amended and Restated Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of Directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.


         The Board of Directors presently consists of seven persons: Stephen F. Wiggins, James B. Adamson, Robert B. Milligan, Jr., Fred F. Nazem, Marcia J. Radosevich, Ph.D., Benjamin H. Safirstein, M.D., and Thomas A. Scully.


         Three individuals are to be elected to serve as Class III Directors for a term of three years and until the election and qualification of their successor. Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of Common Stock will vote FOR the election of Stephen F. Wiggins, Robert B. Milligan, Jr. and Marcia J. Radosevich, Ph.D. as Class III Directors. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a Director of the Company. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors. Messrs. Nazem and Scully serve as Class II Directors. Mr. Adamson and Dr. Safirstein serve as Class I Directors. Messrs. Adamson, Nazem, Scully and Dr. Safirstein are not standing for re-election because their terms as Directors extend past the Meeting.


         The following table sets forth the age and title of each nominee director, each director continuing in office and each executive officer of the Company who is not a director, followed by descriptions of such person's additional business experience during the past five years.

                   NOMINEES FOR ELECTION AS CLASS III DIRECTOR

Name                              Age        Position
----                              ---        --------
Stephen F. Wiggins                40         Chairman of the Board of Directors
                                               and Chief Executive Officer
Robert B. Milligan, Jr.           47         Director
Marcia J. Radosevich, Ph.D.       44         Director


                     DIRECTORS WHOSE TERMS HAVE NOT EXPIRED

Name                              Age        Position
----                              ---        --------
James B. Adamson                  49         Director
Benjamin H. Safirstein, M.D.      58         Director
Fred F. Nazem                     56         Director
Thomas A. Scully                  39         Director

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


Name                                Age    Position
----                                ---    --------
William M. Sullivan                 33     President and Chief Operating Officer
Jeffery H. Boyd                     40     Executive Vice President and
                                             General Counsel
Andrew B. Cassidy                   52     Executive Vice President and Chief Financial Officer
Robert M. Smoler                    40     Executive Vice President and Chief Executive
                                             Officer - New York Region
David B. Snow, Jr.                  42     Executive Vice President, Medical Delivery Systems
                                             and Government Programs
John P. Driscoll                    37     Vice President, Government Programs
David A. Finkel                     33     Vice President, Operations
Kevin R. Hill                       34     Vice President and Chief Executive Officer -
                                             New Jersey Region
Frank N. Medici, M.D.               61     Vice President, Medical Affairs
Paul E. Ricker                      50     Vice President and Chief Information Officer
Brendan R. Shanahan                 34     Vice President and Controller
Jay L. Silverstein                  38     Vice President, Chief Marketing Officer
Alan E. Sokolow, M.D.               46     Vice President, Medical Management and
                                             Medical Analytics
Thomas A. Travers, D.D.S., M.P.H.   48     Vice President, Medical Delivery Systems
Jeanne D. Wisniewski                38     Vice President, Human Resources


         Stephen F. Wiggins, the founder of the Company, has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1984. Mr. Wiggins was the founder of Accessible Space, Inc. ("A.S.I."), a nonprofit organization based in Minneapolis which develops and operates long-term care facilities for the handicapped. Mr. Wiggins served as Executive Director of A.S.I. from 1977 to 1982. Also, from 1980 to 1984, Mr. Wiggins developed four retirement communities for senior citizens and the handicapped and made health care investments for two New York venture capital firms. Mr. Wiggins received a B.A. from Macalester College and an M.B.A. from Harvard University Graduate School of Business Administration.

         James B. Adamson was elected a Director of the Company in January 1996. Since May 1995, he has been Chairman, President and Chief Executive Officer of Flagstar Companies, Inc., one of the nation's largest restaurant companies, which is headquartered in Spartanburg, South Carolina. From January 1992 until February 1995, Mr. Adamson served in several senior executive capacities with The Burger King Corporation, most recently as Chief Executive Officer. From 1988 to 1991, he was Executive Vice President, Marketing of Revco, Inc., a national drugstore chain. Mr. Adamson is also a director of Kmart Corporation.

         Marcia J. Radosevich, Ph.D. was elected a Director in July 1994. Dr. Radosevich is the Chairman, President and Chief Executive Officer of HPR Inc., a software company headquartered in Cambridge, Massachusetts, which develops and markets cost management, provider profiling and information systems for the health care industry. Dr. Radosevich has served in such capacity since April 1992. From July 1988 to April 1992, Dr. Radosevich served as the President and Chief Executive Officer of HPR Inc. Dr. Radosevich co-founded HPR Inc. (formerly, Health Payment Review, Inc.) in 1988.


         Robert B. Milligan, Jr., has been a Director of the Company since
July 1992. Mr. Milligan is Chairman of Wyndam Capital, L.P., a registered broker-dealer, Director, President and Chief Executive of Verigen Inc., a biopharmaceutical company and Manager of OrthoNet, L.L.C., a network of orthopedic surgeons in New York, New Jersey, and Connecticut. Mr. Milligan has been an officer and has served on the board of directors of several private and public companies.


         Fred F. Nazem has been a Director of the Company since June 1990. Since 1981, he has been President of Nazem, Inc. and Managing General Partner of the general partner of several Nazem & Company limited partnerships which are affiliated venture capital funds. Mr. Nazem is a director of three public companies, Tegal Corporation, Genesis Health Ventures, Inc., and Consep, Inc., as well as a number of privately held firms.

         Benjamin H. Safirstein, M.D. was elected a Director in 1985. Dr. Safirstein has been Oxford's New York Regional Vice President and Medical Director since January 1996 after serving as the Senior Medical Director of the Company from 1985 to September 1992. Dr. Safirstein is a Clinical Associate Professor of Medicine and is the Director of Pulmonary Medicine at Saint Michael's Medical Center, Newark, New Jersey. He is board certified in internal medicine and pulmonary medicine. Dr. Safirstein also is in private practice with the Montclair Medical Group, Montclair, New Jersey. Dr. Safirstein is a graduate of the Chicago Medical School and the Mount Sinai Hospital residency program, where he was Chief Resident of Medicine.

         Thomas A. Scully was elected a Director in September 1993. Since January 1995, he has been President of the Federation of American Health Systems in Washington, D.C. From 1992 until the end of 1994, he was a partner in the Washington D. C. law firm of Patton, Boggs & Blow. Prior to that, Mr. Scully served for four years on the White House staff. During 1992, he was Deputy Assistant for Domestic Policy to President Bush. From 1989 to 1992, he served as counselor to the Director of OMB and as the Associate Director of OMB for Human Resources, Veterans and Labor. He also participated in the formulation of President Bush's comprehensive Health Care Reform Plan. Prior to his White House appointment, Mr. Scully was an attorney with the law firm Akin, Gump, Strauss, Hauer & Feld.

         William M. Sullivan was elected President and Chief Operating Officer effective July 1, 1996. Mr. Sullivan joined the Company as Director of Sales in August 1988 and was appointed Vice President, Sales in January 1990. He was elected Executive Vice President, Sales in December 1994.

         Jeffery H. Boyd joined the Company as Executive Vice President and General Counsel in June 1995. Prior to joining the Company, Mr. Boyd was Assistant General Counsel of Lord, Abbett & Co., a private investment management firm, from July 1994 to May 1995. From March 1988 to June 1994, Mr. Boyd was a partner with the law firm of Robinson & Cole.

         Robert M. Smoler joined the Company in February 1987 as Vice President of Sales. In January 1990, Mr. Smoler was appointed Executive Vice President, Operations. Effective July 1, 1996, Mr. Smoler was appointed to the additional position of Chief Executive Officer - New York Region. From November 1979 to January 1987, Mr. Smoler was the Northeast regional manager for Lincoln National Life Insurance Company, where he specialized in group health insurance underwriting, alternative funding methods and cost containment programs.

         David B. Snow, Jr., joined the Company in April 1993 as Executive Vice President, Medical Delivery Systems and Government Programs. Prior to joining the Company, Mr. Snow was President and Chief Executive Officer of Managed Health Care Systems, Inc., a Medicaid managed care program developer and operator from January 1990 to April 1993. From March 1988 to January 1990, Mr. Snow served as Senior Vice President of American International Healthcare, Inc., where he directed national and international managed care consulting practices. Prior to March 1988, Mr. Snow held various positions at U.S. Healthcare, Inc., a health maintenance organization, including Corporate Vice President of Medical Delivery and President of its HMO subsidiary, HMO New Jersey. Mr. Snow is a director of Impath, Inc. Mr. Snow received a B.S. in economics from Bates College and a masters degree in health care administration from Duke University Fuqua School of Business.

         Andrew B. Cassidy was elected Executive Vice President and Chief Financial Officer effective February 14, 1997. Mr. Cassidy joined the Company in July 1991 and assumed the position of Chief Financial Officer upon completion of the Company's August 1991 initial public offering. From November 1989 until joining the Company, Mr. Cassidy was the Chief Financial Officer and Treasurer of Aetna Healthcare Programs of California, Inc.

         John P. Driscoll joined the Company as Director, Government Programs in February 1992, became Director, Medicaid in December 1992 and was elected Vice President, Medicaid Programs in October 1995. In January 1997, he became Vice President, Government Programs. From 1989 to 1992, Mr. Driscoll was associated with the LEK Partnership, an international consulting firm, most recently as senior consultant.

         Kevin R. Hill was elected Vice President effective March 1997. He joined the Company in July 1989 as a Group Sales Representative and was named Director of Sales in June 1992. In October 1995, he was appointed to the additional position of Chief Executive Officer - New Jersey Region.

         David A. Finkel joined the Company as Director, Operations in January 1993 and was elected Vice President, Operations in October 1995. From July 1989 until January 1993, Mr. Finkel was a manager in the health care consulting practice of Deloitte & Touche in New York City.

         Frank N. Medici, M.D. joined the Company in September 1992 as Medical Director and was appointed Vice President, Medical Affairs in May 1993. From 1984 to September 1992, Dr. Medici held various executive positions at Nyack Hospital, most recently as President and Chief Executive Officer. Dr. Medici is board certified in pediatrics.

         Paul E. Ricker joined the Company as Vice President and Chief Information Officer in July 1996. From September 1995 through July 1996, he served as President and Chief Operating Officer of Protech Consulting, a software consulting firm. Prior to that, Mr. Ricker was Chief Information Officer at Neodata Systems, a subscriber fulfillment company, from February 1994 through September 1995 and was Vice President, Information Systems at G. Heileman Brewing Company from September 1989 through February 1994.

         Brendan R. Shanahan joined the Company as Controller in July 1991 and was elected Vice President and Controller in October 1995. From July 1984 to July 1991, Mr. Shanahan was an auditor with KPMG Peat Marwick in the firm's New York health care practice audit department, most recently as a Senior Audit Manager.

         Jay L. Silverstein joined the Company in March 1986 as Vice President, Marketing and Communications and was named Vice President, Chief Marketing Officer effective March 1997. Prior to March 1986, Mr. Silverstein worked at Ogilvy & Mather, where he supervised the American Express and Seagram Worldwide accounts, and at Millenium Direct, where he was Executive Vice President.

         Alan E. Sokolow, M.D. was elected Vice President, Medical Management and Medical Analytics in September 1996. Dr. Sokolow joined the Company in January 1995 as Medical Director of the medical analysis group and became Corporate Director of Medical Management, Medical Analysis and Disease Management in March 1996. From 1992 until January 1995, Dr. Sokolow was Chairman of the Norwalk Hospital Department of Emergency medicine. From 1986 until 1992, he was Medical Director of the Company.

         Thomas A. Travers, D.D.S., M.P.H., joined the Company in 1987 as Vice President, Medical Delivery Systems. Prior to joining the Company, Dr. Travers was Director of Provider Relations for Sanus Health Plan of Greater New York. Dr. Travers is a doctor of dental surgery and has a master's degree in public health.

         Jeanne D. Wisniewski was appointed Vice President, Human Resources in December 1993. Ms. Wisniewski joined the Company in April 1992 as Director, Human Resources. Prior to joining the Company, Ms. Wisniewski was employed by JFK Health Systems in Edison, New Jersey from November 1987 to April 1992, most recently as Vice President-Hospital Personnel.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has established an Audit Committee, the current members of which are Messrs. Nazem and Scully, a Compensation Committee currently comprised of Messrs. Adamson, Milligan, and Scully, and a Nominating Committee currently comprised of Messrs. Adamson, Milligan and Nazem.

         The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent certified public accountants for the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent certified public accountants, review and approve nonaudit services of the independent certified public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices.

         The Compensation Committee consists entirely of independent directors and administers the Company's 1991 Stock Option Plan and Incentive Compensation Plan and oversees administration of the Company's 401k Plan. The Committee also reviews and recommends from time to time amendments to compensation plans, such as the amendment to the 1991 Stock Option

Plan which is the subject of a proposal in this proxy statement, and new compensation plans. The Compensation Committee also considers and makes recommendations with respect to the compensation of the Company's Chief Executive Officer and other members of senior management and makes recommendations to the Board of Directors generally on organization, succession, salary and incentive compensation, and other grants and awards under the Company's compensation and benefit plans.


         The Nominating Committee consists entirely of independent directors and was established in 1995 to consider and make recommendations on nominations for membership in the Company's Board of Directors. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a director of the Company.

         During 1996, the Board of Directors held six meetings, the Audit Committee and Nominating Committee each held one, and the Compensation Committee held five meetings. During 1996, each Director of the Company attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of any committees upon which he or she served.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 1996 all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with, except that Fred F. Nazem failed to timely file a Form 4 Statement of Changes in Beneficial Ownership of equity securities with respect to one purchase of the Company's securities. The appropriate Form 5 was filed shortly after the Company discovered the omission.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen F. Wiggins, the Chairman and Chief Executive Officer of the Company, and the four most highly compensated executive officers of the Company in 1996.

                                                                               LONG TERM
                                                                                 COMPEN-      ALL OTHER
 NAME AND PRINCIPAL                        ANNUAL COMPENSATION                SATION AWARDS   COMPENSA-
      POSITION                  YEAR      SALARY       BONUS(1)       OTHER     OPTIONS(2)     TION(3)
-------------------             ----      ------       --------       -----   -------------   ---------
STEPHEN F. WIGGINS              1996     $600,000     $1,080,000     $57,641     100,000       $53,958
  CHAIRMAN AND CHIEF            1995      600,000        161,540      47,323     200,000         4,465
  EXECUTIVE OFFICER             1994      450,000        360,000      47,323     240,000         4,620

WILLIAM M. SULLIVAN             1996      259,616        250,000      32,085      35,000         2,375
  PRESIDENT AND CHIEF           1995      247,981         67,810      25,973      60,000         2,316
  OPERATING OFFICER             1994      144,891        220,000      25,973     120,000         1,890

JEFFERY H. BOYD                 1996      259,616        130,000      32,835      35,000         4,113
  EXECUTIVE VICE PRESIDENT      1995      171,126         42,550      29,780     180,000          --
  AND GENERAL COUNSEL           1994         --             --          --          --            --

ROBERT M. SMOLER                1996      259,616        130,000      34,963      35,000         3,393
  EXECUTIVE VICE PRESIDENT,     1995      250,000         67,310      25,973      60,000         3,300
  AND CHIEF EXECUTIVE           1994      188,363        107,049      30,452     120,000         2,717
  OFFICER - NEW YORK REGION

DAVID B. SNOW, JR               1996      259,616        130,000      32,085      35,000         4,750
  EXECUTIVE VICE PRESIDENT,     1995      250,000         67,310      25,973      60,000         4,620
  MEDICAL DELIVERY SYSTEMS      1994      238,767        145,000      25,973     120,000         1,848
  AND GOVERNMENT PROGRAMS


(1) Amounts shown include payments by the Company to the named officers pursuant to the Company's Incentive Compensation Plan. Includes amounts of compensation deferred by the named officers pursuant to the Company's qualified defined contribution plan (the "Savings Plan").

(2) All option grants have been adjusted for the Company's two-for-one stock splits effected in March 1995 and March 1996.

(3)      Matching contributions made by the Company pursuant to the Savings
         Plan.

                             OPTIONS GRANTED IN 1996

         The following table sets forth certain information regarding stock options granted in 1996 to the five individuals named in the Summary Compensation Table. In addition, in accordance with the Commission's rules, the table also shows a hypothetical potential realizable value of such options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The assumed rates of growth were selected by the Commission for illustrative purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. Based upon the closing stock price and the number of common shares outstanding at the end of 1996, an assumed annual stock price appreciation of 10% would produce a corresponding aggregate pretax gain over the full option term of approximately $2,766,434,000 for the Company's common shareholders.


                          Number of                                                      Potential Realized Value at Assumed
                         Securities    % of Total Options        Per                         Annual Rates of Stock Price
                         Underlying        Granted to           Share                        Appreciation For Option Term
                           Options         Employees          Exercise     Expiration    -----------------------------------
       Name              Granted (1)     In Fiscal Year       Price (2)       Date              5%                 10%
-------------------      -----------   ------------------     ---------    ----------       ----------         ----------
STEPHEN F. WIGGINS        100,000             6.6%            $   46.50     5/24/2001       $1,285,000         $2,839,000

WILLIAM M. SULLIVAN        35,000             2.3%            $   46.50     5/24/2001       $  450,000         $  994,000

JEFFERY H. BOYD            35,000             2.3%            $   46.50     5/24/2001       $  450,000         $  994,000

ROBERT M. SMOLER           35,000             2.3%            $   46.50     5/24/2001       $  450,000         $  994,000

DAVID B. SNOW, JR          35,000             2.3%            $   46.50     5/24/2001       $  450,000         $  994,000


(1) All options granted and reported in this table were made pursuant to the 1991 Stock Option Plan and have the following material terms: options may be either (i) "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 or (ii) nonqualified stock options; all options expire not more than seven years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company; the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by an employee may not exceed $100,000. For all of the above-named executive officers, 25% of options granted under the 1991 Stock Option Plan vest on each of the first four anniversaries following the date of grant. The Committee may provide for accelerated exercisability of options upon the optionee's death, retirement, disability (or other events), upon a Change in Control (as defined in the 1991 Stock Option Plan) or the reasonable possibility of a Change in Control during the succeeding six-month period.

(2) Exercise price is the fair market value of the common stock at the date of grant.

                       AGGREGATE OPTION EXERCISES IN 1996
                     AND OPTION VALUES AT DECEMBER 31, 1996

         The following table sets forth certain information concerning stock option exercises by the five individuals named in the Summary Compensation Table during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the excess of the closing market price of the Common Stock at December 31, 1996 over the exercise price of any such existing stock options. All exercises have been adjusted for the Company's two-for-one stock splits effected 1993, 1995 and 1996.

                                                                    Number of Securities            Value of Unexercised
                                                               Underlying Unexercised Options       In-The-Money Options
                                                                   At December 31, 1996(#)        At December 31, 1996($)
                            Shares Acquired        Value       ------------------------------    -------------------------
       Name                   On Exercise       Realized($)       Exercisable/Unexercisable      Exercisable/Unexercisable
-------------------         ---------------     -----------       -------------------------      -------------------------
STEPHEN F. WIGGINS               541,392        $27,270,000          1,208,608/510,000            $62,966,000/$18,548,000

WILLIAM M. SULLIVAN              226,928         $7,279,000            251,200/190,000             $12,916,000/$7,042,000

JEFFERY H. BOYD                   25,676           $655,000             19,324/170,000                $674,000/$5,199,000

ROBERT M. SMOLER                 259,392         $9,658,000            143,608/190,000              $6,523,000/$7,042,000

DAVID B. SNOW, JR.               255,060         $9,977,000            110,468/406,000             $4,846,000/$18,592,000



DIRECTORS' COMPENSATION

         Each non-employee director of the Company is entitled to receive $3,000 for each meeting of the Board of Directors attended plus expenses, and an additional $3,000 for each meeting of the Compensation Committee, Nominating Committee or Audit Committee. Directors who are not employees of the Company may participate in the Non-Employee Directors Stock Option Plan, as amended (the "Plan") and be awarded nonqualified stock options. The Plan currently provides that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director will automatically receive a nonqualified stock option for 5,000 shares of the Company's Common Stock. The exercise price for such options is either the average of the high and low prices at which the common stock traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System on the date of grant or the last sale price of Common Stock on the NASDAQ on the date of grant, whichever is higher. The Plan provides that one-fourth of the options granted under the Plan vest on each of the date of grant and the Friday prior to the first, second, and third Annual Meeting of Stockholders following the date of grant. Pursuant to the Plan, on May 31, 1996, Dr. Radosevich and Messrs. Nazem, Milligan, Adamson and Scully were each granted options to purchase 5,000 shares at an exercise price of $47.25 per share.



EMPLOYMENT AGREEMENTS

         In 1996, each of the named executive officers entered into employment agreements with the Company which are for initial two-year terms and automatically renew for an additional two years upon each second anniversary of their effective dates, unless prior notice to not renew is given. Upon a Change in Control of the Company (as defined in the agreements), the agreements automatically extend to a two-year term. Each executive's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee. If prior to (or more than two years following) a Change in Control, an executive is terminated without "Cause" or terminates employment for "Good Reason" (as such terms are defined in the agreements), or if an executive's agreement is not renewed, the executive (other than Mr. Wiggins) would receive a payment equal to the sum of his annual bonus during the fiscal year prior to the date of termination and his base salary during the prior twelve months, payable over twelve months. Mr. Wiggins would receive two times his annual bonus and salary, payable over twenty-four months.

         If during the two-year period following a Change in Control, an executive is terminated without Cause or terminates employment for Good Reason, the executive (other than Mr. Wiggins) would receive a lump sum payment equal to two times the sum of the executive's highest annual rate of base salary during the thirty-six-month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued welfare benefits for two years. Mr. Wiggins would receive severance equal to three times the sum of his base salary and bonus and three years' welfare benefits. If any payments made to an executive pursuant to the agreements or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide the executive with an additional payment such that the executive retains a net amount equal to the payments the executive would have retained if such excise tax had not applied. Each executive is subject to a one-year non-compete provision if he voluntarily terminates employment prior to the end of the employment term, unless such termination is approved by the Board of Directors or is within the two-year period following a Change in Control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the third quarter of 1993, the Company agreed to invest up to $10,000,000 of a total of $50,000,000 committed for investment in Health Partners, Inc. ("Health Partners"), an independent company established to provide management and administrative services to physicians, medical groups and other providers of healthcare. Health Partners was formed by principals of a healthcare investment partnership, including Stephen F. Wiggins, Chairman and Chief Executive Officer of the Company. Mr. Wiggins serves on Health Partners' Board of Directors and acts as a consultant to Health Partners. Mr. Wiggins' involvement with Health Partners is in compliance with the terms of his employment agreement with the Company. On May 18, 1994, the Company entered into a securities purchase agreement, among the Company, a corporate investor, Health Partners and certain management investors named therein. Pursuant to such securities purchase agreement, the Company increased its commitment to invest in Health Partners from $10,000,000 to $25,000,000, with an ownership interest not to exceed 49%, in exchange for preferred stock which is convertible into 47% of Health Partners' common stock, and the corporate investor agreed to invest $25,000,000 in exchange for preferred stock which is convertible into 33% of Health Partners' common stock. In accordance with the securities purchase agreement, the Company had invested $24,947,000 in Health Partners as of December 31, 1996. Mr. Wiggins owns 6.25% of the common stock of Health Partners. The Company's Board of Directors appointed a committee of independent directors to evaluate the investment and the terms of the investment as a consequence of Mr. Wiggins' interest in Health Partners. The Company contracts with provider groups managed by Health Partners in the Company's service area. Any significant agreements between the Company and Health Partners are subject to review by the independent committee or its designee.


         In 1992, the Company entered into a two-year license agreement with HPR Inc. ("HPR") for HPR's CodeReview claims analysis software. Marcia J. Radosevich, Ph.D., a Director of the Company, is the Chief Executive Officer and Vice Chairman of HPR. In February 1993, the Company entered into a license agreement with HPR for HPR's Patterns of Treatment physician profiling software for a period of one year for which the Company paid HPR $50,000 in March 1993 and $50,000 in April 1993. The license agreement was not renewed in 1994. In April 1994, the Company and HPR extended the license agreement with respect to the CodeReview claims analysis software for an additional two years for a fee of $250,000. In April 1996, the Company extended the license agreement with respect to the CodeReview claims analysis software for an additional two years for a fee of $250,000. In addition, in December 1996, the Company entered into a license agreement with HPR for HPR's medicare CodeReview and ProMatch software for a period of two years for a fee of $67,200.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information with regard to the beneficial ownership of the Common Stock of the Company as of March 3, 1997, unless otherwise indicated, by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock,
(ii) each director and the nominees for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) the directors and all executive officers as a group.

                                                               OWNERSHIP(1)
                                                         -----------------------
NAME                                                       SHARES        PERCENT
Provident Investment Counsel, Inc. (2)                   8,272,681        10.6%
  300 North Lake Avenue
  Pasadena, California 91101-4022

Denver Investment Advisors L.L.C. (3)                    6,727,795         8.7%
  1,225 17th Street, 26th Floor
  Denver, Colorado 80202
FMR Corp. (4)                                            6,013,080         7.7%
  82 Devonshire Street
  Boston, Massachusetts 02109

Stephen F. Wiggins (5)                                   2,955,840         3.7%
James B. Adamson (6)                                         1,250          *
Robert B. Milligan, Jr. (7)                                  7,890          *
Fred F. Nazem (8)                                          103,250          *
Marcia J. Radosevich, Ph.D. (9)                             21,250          *
Benjamin H. Safirstein, M.D. (10)                          115,694          *
Thomas A. Scully (11)                                       40,250          *
William M. Sullivan (12)                                   505,192          *
Jeffery H. Boyd (13)                                        23,600          *
Robert M. Smoler (14)                                      305,000          *
David B. Snow, Jr. (15)                                    263,528          *
All Executive Officers and Directors as a Group          5,373,359         6.7%
(22 persons) (16)


-----------
*Less than one percent.

(1) Includes shares which such persons have the right to acquire beneficial ownership of within 60 days from the date hereof.

(2) All information is as of December 31, 1996 and is furnished in reliance on the Schedule 13G filed by Provident Investment Counsel, Inc. with the Securities and Exchange Commission on February 10, 1997.

(3) All information is as of December 31, 1996 and is furnished in reliance on the Schedule 13G filed by Denver Investment Advisors L.L.C. with the Securities and Exchange Commission on February 10, 1997.

(4) All information is as of December 31, 1996 and is furnished in reliance on the Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 1997.

(5) Includes 1,208,608 shares of common stock issuable upon exercise of options. Mr. Wiggins currently holds unvested options to purchase 510,000 additional shares of common stock.

(6) Includes 1,250 shares issuable upon exercise of stock options. Mr. Adamson currently holds unvested options to purchase 3,750 additional shares of common stock.

(7) Includes 7,890 shares of common stock issuable upon exercise of options. Mr. Milligan currently holds unvested options to purchase 13,750 additional shares of common stock.

(8) Includes 101,250 shares of common stock issuable upon exercise of options. Mr. Nazem currently holds unvested options to purchase 13,750 additional shares of common stock.

(9) Includes 21,250 shares of common stock issuable upon exercise of options. Dr. Radosevich currently holds unvested options to purchase 13,750 additional shares of common stock.

(10) Includes 83,750 shares of common stock issuable upon exercise of options and 23,944 shares of common stock held by Dr. Safirstein's spouse and children. Dr. Safirstein disclaims beneficial ownership of the shares of common stock held by his spouse and children. Dr. Safirstein currently holds unvested options to purchase 31,250 additional shares of common stock.

(11) Includes 40,250 shares of common stock issuable upon exercise of options. Mr. Scully currently holds unvested options to purchase 13,750 additional shares of common stock.

(12) Includes 251,200 shares of common stock issuable upon exercise of options. Mr. Sullivan currently holds unvested options to purchase 190,000 additional shares of common stock.

(13) Includes 19,324 shares of common stock issuable upon exercise of options. Mr. Boyd currently holds unvested options to purchase 170,000 additional shares of common stock.

(14) Includes 63,608 shares of common stock issuable upon exercise of options. Mr. Smoler currently holds unvested options to purchase 190,000 additional shares of common stock.

(15) Includes 198,468 shares of common stock issuable upon exercise of options. Mr. Snow currently holds unvested options to purchase 318,000 additional shares of common stock.

(16) Includes 2,421,062 shares of common stock issuable upon exercise of options.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's executive officers. The Company's compensation programs and policies are designed to provide incentives that account for value delivered to the Company's stockholders and that attract and retain individuals of outstanding ability in key positions. The Company recognizes individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and performance that supports both the short-term and long-term goals of the Company. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

     Compensation paid to the Company's executive officers for 1996 consisted primarily of base salary, amounts deferred and matching contributions by the Company under a long-term deferred compensation plan, payments under the Company's Incentive Compensation Plan, and 1996 Management Incentive Company Plan (the "1996 Plan") in the case of Mr. Wiggins, and awards of stock options pursuant to the Company's 1991 Stock Option Plan. Compensation under the Company's 1991 Stock Option Plan constitutes a principal component of compensation for senior executives, reflecting the Committee's desire to align the interests of management with those of the Company's stockholders. Payments under the Incentive Compensation Plan and awards under the 1991 Stock Option Plan were based upon individual executive performance and contributions to increasing the Company's membership growth and growth in earnings and earnings per share and enhancing value to the Company's stockholders. In determining payments to senior executives for 1996 under the Incentive Compensation Plan, the Committee considered the fact that the Company achieved aggressive membership and revenue growth targets established at the beginning of the year as well as the fact that the Company maintained its profit margins in a year when many competitors suffered deteriorating margins. The Committee also considered the value of stock options awarded to senior executives during 1996 in determining incentive compensation payments. Such annual incentive payments and awards are a significant component of total compensation and are designed to directly reflect the Company's performance and increases in stockholder value.

     The Committee established the incentive compensation of Stephen F. Wiggins, the Chairman and Chief Executive Officer of the Company, for 1996 as provided in the 1996 Plan based on the accomplishment of performance goals relating to membership growth, earnings, administrative expenses and stock price performance. The Committee also awarded Mr. Wiggins a supplemental incentive compensation payment of $180,000 outside of the 1996 Plan. Mr. Wiggins' 1996 base pay was unchanged from 1995. Mr. Wiggins' total compensation, including awards of stock options and the supplemental compensation payment were based on Mr. Wiggins' contribution to strong membership growth, growth in the Company's earnings and increases in the Company's stockholder value during the year and the other factors referred to above.

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to the five individuals named in the Summary Compensation Table for a given year, other than certain performance-based compensation approved by shareholders. As described above, the Company's compensation programs are designed to award outstanding performance. Although the Committee intends, where possible, to maximize deductibility by applying performance-based compensation under the 1996 Management Incentive Compensation Plan, the Committee does retain the flexibility to take actions that it considers to be in the best interests of the Company and its shareholders which may be based on considerations in addition to
Section 162(m). Accordingly, the Committee determined to award Mr. Wiggins the supplemental incentive compensation payment even though it may not be deductible under Section 162(m).

         It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its stockholders and which offer competitive compensation relevant to comparable opportunities in the marketplace.

                               The Compensation Committee
                               Robert B. Milligan, Jr.
                               Thomas A. Scully
                               James B. Adamson

                                PERFORMANCE GRAPH

     The following graph compares the change in the Company's cumulative total return on its Common Stock to (a) the change in the cumulative total return on the stocks included in the NASDAQ Composite Index for U.S. Companies and (b) the change in the cumulative total return on the stocks included in NASDAQ Health Services Index assuming an investment of $100 made on August 7, 1991 (the date the Company's Common Stock became listed on the NASDAQ National Market System) and comparing relative values on December 31, 1991, 1992, 1993, 1994, 1995 and 1996. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. Note that the Common Stock price performance shown below should not be viewed as being indicative of future performance.

              OXFORD HEALTH PLANS, INC. STOCK PRICE PERFORMANCE

                                    8/7/91     12/31/91     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96
                                    --------------------------------------------------------------------------------------
Oxford Health Plans, Inc.           $100         $121        $318         $597         $893         $1,665        $2,639
NASDAQ Stock Market                 $100         $112        $131         $150         $147         $  208        $  255
NASDAQ Health Services Stock        $100         $128        $133         $153         $164         $  208        $  209


                               PROPOSAL NUMBER TWO
              AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE
             OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK


DESCRIPTION OF PROPOSED AMENDMENT

         The Second Amended and Restated Certificate of Incorporation, as amended, of the Company (the "Certificate") currently authorizes the issuance of a total of 200,000,000 shares of Common Stock. On March 13, 1997, the record date, 77,922,440 shares of Common Stock were issued and outstanding and approximately 9,600,000 shares were reserved for issuance under stock options granted or authorized to be granted under the Company's stock option plans, leaving approximately 112,480,000 authorized shares available for future issuance.


         On March 17, 1997, the Board of Directors unanimously adopted a resolution, subject to stockholder approval, proposing and declaring the advisability of an amendment to Article Fourth of the Certificate which would effect an increase in the number of authorized shares of Common Stock from 200,000,000 to 400,000,000.

         The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, financings and employee benefit plans and for other general corporate purposes without the expense and delay incident to obtaining stockholder approval of an amendment to the Certificate increasing the number of authorized shares at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed.

         The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of Directors can elect all the Directors then being elected.

         The Company has no present plans, arrangements, or understandings to issue a material number of additional shares of Common Stock, as a result of a stock dividend or otherwise.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

         The issuance of additional shares of Common Stock by the Company may potentially have an anti-takeover effect by making it more difficult for a third party to obtain stockholder approval of various actions, such as a merger which has not been approved by the Company's Board of Directors or removal of management. The issuance of additional shares would also affect the Company's book value per share and earnings per share amounts.

         This proposal, if approved, would strengthen the position of management and might make the removal of management more difficult, even if such removal would be generally beneficial to the Company's stockholders. The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management.

         The proposed amendment to the Certificate is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

         The submission of the proposed amendment to the Certificate is not a part of any plan by the Company's management to adopt a series of amendments to the Company's Certificate or Amended and Restated By-laws (the "By-laws") so as to render the takeover of the Company more difficult. Except as indicated below, management is not aware of the existence of any other provisions in the Certificate or By-laws having an anti-takeover effect. Except as indicated below, those documents do not contain any provisions which would impose any burden in excess of requirements imposed by Delaware law upon potential tender offerors or others seeking a takeover of the Company.

         The Company's Certificate contains a "fair price" provision which generally prohibits the consummation of certain Business Transactions (as defined in the Certificate) unless specified conditions are met. The "fair price" provision makes it more difficult to consummate a two-step acquisition transaction in which the consideration paid for shares of Common Stock in the second step is less than that paid for the initial accumulation of shares of Common Stock by the acquiring person. The term "Business Transaction" includes any major corporate restructuring such as a merger; sale or lease of a substantial part (20%) of the Company's asset; the issuance, sale, exchange, transfer or disposition of securities of the Company (or any subsidiary) having an aggregate market value of in excess of $20,000,000; recapitalizations or reclassifications of the securities of the Company; and any liquidation, spin-off or dissolution of the Company. The "Fair Price" provision requires that any such Business Transaction be approved by the affirmative vote of the holders of not less than 80% of the then outstanding shares of Common Stock; provided that such 80% requirement does not apply if (i) a majority of the Directors of the Company who are not Related Persons of the Company approve the Business Transaction, or (ii) certain additional conditions set forth below are satisfied. The term "Related Person" means any entity or any affiliate or associate of such entity which is the beneficial owner of 10% or more of the then outstanding shares of Common Stock of the Company.

         In order to avoid the 80% vote requirement and the requirement that the Business Transaction be approved by a majority of Directors who are not Related Persons of the Company, the following conditions must be satisfied:

         (i) The Business Transaction is a merger or consolidation or sale of substantially all of the assets of the Company and the consideration received by the holders of shares of the Company other than the Related Person is at least equal to the "Highest Common Stock Purchase Price" (i.e., the highest amount of consideration paid by such Related Person for one share in the transaction which resulted in such person becoming a Related Person or within one year prior to the date such person became a Related Person, whichever is higher);

         (ii) After the Related Person has become the holder of 20% of the then outstanding shares of Common Stock, such person has not acquired any additional shares of Common Stock; and

         (iii) Prior to the consummation of the Business Transaction, such Related Person has not (a) received the benefit of any loans or other financial assistance or tax credits provided by the Company, (b) caused any material change in the Company's business or equity capital structure or (c) except as approved by a majority of the Company's directors who are not Related Persons of the Company, caused the Company to reduce quarterly cash dividends.

         The Certificate and the Company's By-laws also contain provisions eliminating the ability to take stockholder action by written consent; limiting the right to call stockholder meetings to the Chairman of the Board, the Vice Chairman, if any, the President, or the Board of Directors; providing, under certain circumstances, for a 75 day notice period for submission of stockholder proposals to be voted on at stockholder meetings; and requiring an 80% vote of stockholders to amend the By-laws and certain provisions of the Certificate. The Company's Certificate also provides for the Board of Directors to be divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of the directors will be elected each year.

         The purpose and intended effect of the above described provisions in the Certificate and the Company's By-laws are to enhance the continuity and stability of the Company's management by making it more difficult for stockholders to remove or change the incumbent members of the Board of Directors. Such provisions also render the Company more difficult to acquire pursuant to any unfriendly acquisition by an outsider by making it more difficult for such person to obtain control of the Company without the approval of the Board of Directors.

         In addition to the foregoing, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That Section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the time that such person becomes an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by employee stock ownership plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% of more of the outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         Additionally, applicable New York statutes and regulations require the prior approval of the New York Commissioner of Health and the New York Superintendent of Insurance for any change of control of the Company. A similar law in Connecticut requires the approval of the Insurance Commissioner of Connecticut for any change in control of the Company. For purposes of these statutes and regulations, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity. Control is presumed to exist when a person, group of persons or entity acquires the power to vote 10% or more of the voting securities of another entity. Therefore, prior approval would be required for any person to acquire the power to vote 10% or more of the Common Stock of the Company.

VOTE REQUIRED

         The resolution amending Article Fourth of the Company's Certificate to increase the number of authorized shares of the Company's Common Stock is set forth on Exhibit A to this Proxy Statement. As discussed above, to become effective the amendment must be adopted by the Board of Directors and the stockholders. The Board already has adopted the amendment. Under Delaware law and the Company's Certificate, the amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 400,000,000 SHARES.

                              PROPOSAL NUMBER THREE
                       AMENDMENT TO 1991 STOCK OPTION PLAN


         On March 17, 1997, the Board of Directors adopted a resolution, subject to stockholder approval, to amend the 1991 Stock Option Plan to increase the number of shares issuable thereunder from 17,080,000 shares to 21,580,000 shares.



         The Board of Directors believes that stock options are valuable tools for the recruitment, retention and motivation of qualified employees, including officers, and other persons who can contribute materially to the Company's success. As of March 17, 1997, options to purchase approximately 8,400,000 shares were outstanding under the 1991 Stock Option Plan and predecessor plans and only approximately 550,000 shares of the 17,080,000 shares originally available for grant under the 1991 Stock Option Plan remained available for issuance pursuant to new option grants. The Board of Directors believes that equity ownership by management and other employees has contributed substantially to the Company's performance and the significant returns realized by the Company's shareholders over the past five years. The Company has also significantly increased the number of its employees over the past year to accommodate its membership growth. The Board believes that it is important to have additional shares available under the 1991 Stock Option Plan to provide adequate incentives to the Company's growing workforce and to continue aligning the interests of management with those of Company shareholders. The material features of the 1991 Stock Option Plan, including proposed amendments, are outlined below. The following summary is qualified in its entirety by reference to the full text of the 1991 Stock Option Plan, as amended, a copy of which has been filed with the Commission. Only the text of the amendment requiring stockholder approval is included as Exhibit B to this Proxy Statement.


PURPOSE

         The purpose of the 1991 Stock Option Plan is to provide an incentive to key employees, directors and consultants who are in a position to contribute materially to the long term success of the Company, to increase such person's interest in the Company's welfare and to aid in attracting and retaining individuals with outstanding ability.

ADMINISTRATION

         The 1991 Stock Option Plan is administered by the Compensation Committee of the Board of Directors.

ELIGIBILITY

         The 1991 Stock Option Plan provides for grants to key employees (including officers) of the Company and its subsidiaries of "incentive stock options" within the meaning of Section 422 of the Code and for grants of nonqualified options to key employees, directors (other than members of the Compensation Committee), and consultants of the Company and its subsidiaries. The Compensation Committee has the authority to determine the employees to whom options will be granted, the number of shares to be subject to each option, whether options will be incentive or nonqualified, and the manner of exercise. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by an employee may not exceed $100,000. No individual optionee may be granted options to purchase more than 200,000 shares in any calendar year.


TERMS OF OPTIONS

         Each option is evidenced by a written stock option agreement between the Company and the optionee and is generally subject to the terms and conditions listed below (pursuant to the 1991 Stock Option Plan), but specific terms may vary:

         (i) Exercise of the Option. The Compensation Committee determines when options granted under the 1991 Stock Option Plan may be exercised. An option is exercised by giving written notice to the Company specifying the number of shares to be purchased and tendering payment of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, exchange of shares held for more than six months or any combination thereof. An option may not be exercised for a fraction of a share. Additionally, the Company will not permit payment of the exercise price by a promissory note or a Company loan.


         (ii) Option Price. Incentive stock options may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Nonqualified stock options may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant.

         (iii) Termination of Employment. If the optionee's employment with the Company or with a subsidiary of the Company is terminated, the term of any then outstanding option held by such optionee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment. Such option will only be exercisable to the extent it was exercisable as of the last date of such optionee's employment. The representative of a deceased optionee's estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three month period following the death or, if lesser, the remaining term of the option, to exercise any then outstanding option in whole or in part.

         (iv) Termination of Options. All options expire not more than seven years from the date of grant or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company.

         (v) Nontransferability of Options. An option granted under the 1991 Stock Option Plan is exercisable, during the optionee's lifetime, only by the optionee and is not transferable except by will or by the laws of descent and distribution.

         (vi) Vesting. The Compensation Committee determines any vesting conditions applicable to options granted under the 1991 Stock Option Plan. Vesting may be accelerated in the event of the employee's death, disability or retirement, in the event of a change in control with respect to the Company or upon other events. Moreover, the Compensation Committee may determine that outstanding options will become fully vested if it has concluded that there is a reasonable possibility that a change in control will occur within six months thereafter.

         For purposes of the Stock Option Plan, the term "change in control" is defined as (1) the acquisition, directly or indirectly, of at least 30% of the outstanding voting securities of the Company by a person other than the Company or an employee benefit plan of the Company, (2) a greater than one-third change in the composition of the Board over a period of 24 months (if such change was not approved by a majority of the existing directors), (3) certain mergers and consolidations involving the Company, (4) a liquidation of the Company or (5) a sale of all or substantially all of the Company's assets.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In the event of change in the Company's capitalization by reason of split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any other capital adjustment, the Compensation Committee shall make an adjustment to options outstanding under the 1991 Stock Option Plan in an equitable manner.

AMENDMENT AND TERMINATION

         The Board of Directors may, at any time, alter, amend, suspend, discontinue or terminate the plan; provided, however, that such action does not adversely affect the right of the optionees to options previously granted, and no amendment, without the approval of the stockholders, shall increase the maximum number of shares which may be awarded under the plan, materially increase benefits, change the class of employees eligible or materially modify eligibility requirements. In any event, the 1991 Stock Option Plan will terminate in 2001.

FEDERAL INCOME TAX INFORMATION

         Options granted under the 1991 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonqualified options.

         If an option granted under the 1991 Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the excess of the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock over the exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

         All other options which do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, the excess of the sale price over the optionee's basis in the shares will be treated as capital gain or loss.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

         The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1991 Stock Option Plan and does not purport to be complete and references should be made by the optionee to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

                                NEW PLAN BENEFITS

         The following table reflects the number of shares of Common Stock underlying options that would have been granted for the year ended December 31, 1996 under the 1991 Stock Option Plan as proposed to be amended.


                                NEW PLAN BENEFITS
                             1991 STOCK OPTION PLAN

                                                                    Number of Shares
                                                                   Underlying Options
        Name and Position                    Dollar Value (1)         Granted (2)
        -----------------                    ----------------      ------------------
Stephen F. Wiggins
  Chairman and Chief                                 --                 100,000
  Executive Officer
William M. Sullivan
  President and Chief                                --                  35,000
  Operating Officer
Robert M. Smoler
  Executive Vice President and                       --                  35,000
  Chief Executive Officer -
  New York Region
Jeffery H. Boyd
  Executive Vice President                           --                  35,000
  and General Counsel
David B. Snow, Jr
  Executive Vice President,                          --                  35,000
  Medical Delivery Systems
  and Government Programs
All Executive Officers as                            --                 550,002
  a Group (17 persons)
All Employees and Officers
  who are not Executive                              --                 910,102
  Officers as a Group (1441 persons)


(1)      All options are granted at fair market value on the date of grant.

(2) Represents the number of shares underlying options actually granted under the 1991 Stock Option Plan for the year ended December 31, 1996.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO THE 1991 STOCK OPTION PLAN.

                             INDEPENDENT ACCOUNTANTS

      KPMG Peat Marwick is the Company's independent public accounting firm and has been since 1985. Representatives of KPMG Peat Marwick are expected to be present at the Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the Proxy Statement relating to the 1998 Annual Meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Norwalk, Connecticut on or before February 27, 1998. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                                  SOLICITATION

      All costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Georgeson & Company Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus expenses. The total amount of such expenses will be borne by the Company.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.


                           ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge to each beneficial holder of its Common Stock on the Record Date, upon the written request of any such person, copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Commission. Any such request should be made in writing to Investor Relations Department, Oxford Health Plans, Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854.

                                    EXHIBIT A

                      RESOLUTION AUTHORIZING THE AMENDMENT
                  OF THE COMPANY'S SECOND AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION, AS AMENDED

RESOLVED, that the Company increase the number of authorized shares of Common Stock, $.01 par value, from 200,000,000 to 400,000,000 by amending Article Fourth of the Company's Second Amended and Restated Certificate of Incorporation, as amended, as follows:

      The first sentence of the first paragraph of Article Fourth is hereby amended to read in its entirety as follows:

                                 ARTICLE FOURTH

                                  Capital Stock

      The total authorized capital stock of the Corporation consists of 402,000,000 shares, of which 2,000,000 are shares of Preferred Stock, $.01 par value ("Preferred Stock"), and 400,000,000 are shares of Common Stock, $.01 par value, ("Common Stock").

                                    EXHIBIT B


         RESOLVED, that, subject to the approval of the Company's stockholders, the Company's 1991 Stock Option Plan (the "Plan") is hereby amended in the following respects:

        The first sentence of Paragraph 3 of Part I of the Plan is hereby amended to read in its entirety as follows:

             3. Shares of Stock Subject to the Plan. Subject to the provisions of Paragraph 2 of Part IV, the number of shares of Stock which may be issued or transferred pursuant to Stock Options granted under the Plan shall not exceed 21,580,000 shares in the aggregate.

PROXY                       OXFORD HEALTH PLANS, INC.                      PROXY

        PROXY FOR 1997 ANNUAL MEETING APRIL 22, 1997 SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS


                  The undersigned hereby appoints Stephen F. Wiggins, Chairman and Chief Executive Officer, and Jeffery H. Boyd, Executive Vice President and General Counsel, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Oxford Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 1997 Annual Meeting to be held at the Company's office, Westchester One, 44 South Broadway, White Plains, New York 10601, on April 22, 1997, 10:00 a.m. and at any adjournment or postponement thereof.


1.    ELECTION OF DIRECTOR      FOR Stephen F. Wiggins                  WITHHOLD AUTHORITY to vote
                                                                          for Stephen F. Wiggins
                                FOR Robert B. Milligan Jr.              WITHHOLD AUTHORITY to vote
                                                                          for Robert B. Milligan Jr.
                                FOR Marcia J. Radosevich, Ph.D.     WITHHOLD AUTHORITY to vote
                                                                          for Marcia J. Radosevich, Ph.D.


2. APPROVAL OF AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

      FOR                            AGAINST                            ABSTAIN

3.    APPROVAL OF AMENDMENT TO OXFORD HEALTH PLANS, INC. 1991 STOCK OPTION PLAN.

      FOR                            AGAINST                            ABSTAIN


4. AS SUCH PROXIES MAY IN THEIR DISCRETION DETERMINE IN RESPECT OF ANY OTHER BUSINESS PROPERLY TO COME BEFORE SAID MEETING (THE BOARD OF DIRECTORS KNOWING OF NO SUCH OTHER BUSINESS).

              THE DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2 AND 3.

                                                     (Continued on reverse side)

(Continued from other side)

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AS PROPOSED.

PLEASE DATE, SIGN AND RETURN TO FLEET NATIONAL BANK, P.O. BOX 1440, HARTFORD, CONNECTICUT 06143.

(Please sign in the same form as name appears hereon.   Dated ______________________________, 1997
Executors and other fiduciaries should indicate
their titles.  If signed on behalf of a corporation,    __________________________________________
give title of officer signing).
                                                        __________________________________________
                                                                Signature of Stockholder(s)

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                            MEETING OF STOCKHOLDERS.

                                    APPENDIX

                            OXFORD HEALTH PLANS, INC.

                             1991 STOCK OPTION PLAN,
                        AS AMENDED THROUGH APRIL 22,1997



                      I. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the Oxford Health Plans, Inc. 1991 Stock Option Plan is to provide an incentive to key Employees, Directors and Consultants of Oxford Health Plans, Inc. (the "Corporation"), who are in a position to contribute materially to the long-term success of the Corporation, to increase their interest in the Corporation's welfare, and to aid in attracting and retaining Employees, Directors and Consultants of outstanding ability.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

      (a)   "Board" shall mean the Board of Directors of the Corporation.

      (b) "Change in Control" shall mean the occurrence of any of the following events:

            Any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of
            1934), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power represented by the Corporation's then outstanding voting securities; or

            A change in the composition of the Board occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Corporation on the "look-back date" (as defined below) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Corporation on the "look-back date" and who were still in office at the time of the election or nomination; or

            The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

            The stockholders of the Corporation approve (i) a plan of complete liquidation of the Corporation or (ii) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

            For purposes of this Subsection (b), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a parent or subsidiary of the Corporation, and
            (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

            For purposes of this Subsection (b), the term "look-back date" shall mean the date 24 months prior to the change in the composition of the Board.

            Any other provision of this Section 2(b) notwithstanding, the term "Change in Control" shall not include either of the following events, if undertaken at the election of the Corporation:

                  (i) A transaction, the sole purpose of which is to change the state of the Corporation's incorporation; or

                  (ii) A transaction, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Corporation immediately following such transaction in substantially the same proportions as their ownership of the Corporation's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Plan and all outstanding Stock Options.

      (c) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

      (d) "Committee" shall mean a committee whose members shall, from time to time, be appointed by the Board; provided, however, that on such date as the Corporation's Stock is first registered under Section 12 of the Securities Exchange Act of 1934 such committee shall consist of at lease two Directors, all of whom are non-employees within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

      (e) "Consultant" shall mean any person retained by the Corporation or any of its subsidiaries to render services on a consulting basis.

      (f) "Corporation" shall mean Oxford Health Plans, Inc., a Delaware corporation, and any successor thereto.

      (g) "Directors" shall mean those members of the Board of Directors of the Corporation who are not Employees.

      (h) "Disability" shall mean a medically determinable physical or mental condition which causes an Employee, Director or Consultant to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

      (i) "Employee" shall mean any common law employee, including officers, of the Corporation or any of its subsidiaries as determined in the Code and the Treasury Regulations thereunder.

      (j) "Fair Market Value" shall mean the fair market value of the Stock as determined by the Committee on the basis of a review of the facts and circumstances at the time.

      (k) "Grantee" shall mean an Employee, Director or Consultant granted a Stock Option under this Plan.

      (l) "Incentive Stock Option" shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

      (m) "Non-Qualified Stock Option" shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.

      (n)   "Plan" shall mean the Oxford Health Plans, Inc. 1991 Stock
            Option Plan as set forth herein and as amended from time to time.

      (o) "Stock" shall mean authorized but unissued shares of the Common Stock of the Corporation or reacquired shares of the Corporation's Common Stock.

      (p) "Stock Option" shall mean an option granted pursuant to the Plan to purchase shares of Stock.

      (q) "Ten Percent Stockholder" shall mean an Employee, who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all Stock of the Corporation or of its parent or subsidiary corporation.


3. Shares of Stock Subject to the Plan. Shares of Stock Subject to the Plan. Subject to the provisions of Paragraph 2 of Part IV, the number of shares of Stock which may be issued or transferred pursuant to Stock Options granted under the Plan shall not exceed 21,580,000 shares in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of Stock as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of Stock Options.

There shall be no terms and conditions in a Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Option which provide that the exercise of a Non- Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.


4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Options previously granted and no amendment, without the approval of the stockholders of the Corporation, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, materially increase the benefits accruing to Grantees under the Plan, change the class of Employees eligible to receive options under the Plan, or materially modify the eligibility requirements for participation in the Plan.

6. Effective Date and Duration of the Plan. The Plan shall become effective upon its approval by the Board subject to its subsequent approval by the stockholders of the Corporation. This Plan shall terminate ten years from the date the Plan becomes effective, and no Stock Option may be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.

7. Limitation on Grants. Subject to the provisions of Paragraph 2 of Part IV, no individual optionee may be granted Stock Options to purchase more than 200,000 shares of Stock in any calendar year.

                      II. INCENTIVE STOCK OPTION PROVISIONS

1.    Granting of Incentive Stock Options.

      (a) Only key Employees of the Corporation shall be eligible to receive Incentive Stock Options under the Plan. Directors of the Corporation who are not also Employees shall not be eligible for Incentive Stock Options.

      (b) The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.

      (c) No Incentive Stock Option shall be exercisable more than seven years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted.

      (d) The Committee shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares subject to each Incentive Stock Option.

      (e) Notwithstanding any other provisions hereof, the aggregate Fair Market Value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all such plans of the Grantee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

      (f) The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Incentive Stock Option is exercisable. The Committee may make provision for accelerated exercisability of Incentive Stock Options in the event of the Optionee's death, disability or retirement or other events. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee or necessary to qualify its grants under the provisions of Section 422 of the Code.

      (g) The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options whether such prior Incentive Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are cancelled in connection with the issuance of new Incentive Stock Options. The purchase price of the new Incentive Stock Options may be established by the Committee without regard to the existing Incentive Stock Options or other options.

      (h) The Committee may determine, at the time of granting an Incentive Stock Option or thereafter, that such Incentive Stock Option shall become fully exercisable as to all Stock subject to such Incentive Stock Option in the event that a Change of Control occurs with respect to the Corporation. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Corporation, then the Committee at its sole discretion may determine that any or all outstanding Incentive Stock Options shall become fully exercisable as to all Stock subject to such Incentive Stock Options.

2.    Exercise of Incentive Stock Options.

      (a) The option price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, provided that the stock surrendered by the Grantee has been owned by the Grantee for at least six (6) months, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Paragraph. In no event shall payment of the exercise price of an Incentive Stock Option be made by a promissory note or a loan by the Corporation. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Stock to be evidenced by delivery of the

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            certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.


3.    Termination of Employment.

      (a) If a Grantee's employment is terminated (other than by Disability or death) the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment, and such option shall be exercisable to the extent it was exercisable as of the date of termination of employment.

      (b) If a Grantee's employment is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after the Grantee's last date of employment, and such option shall be exercisable to the extent it was exercisable as of such last date of employment.

      (c) If a Grantee's employment is terminated by death, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three-month period following his death to exercise any then outstanding Incentive Stock Options in whole or in part. If a Grantee dies within three-months after his retirement without having fully exercised any then outstanding Incentive Stock Options, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during such three-month period to exercise such options in whole or in part. The number of shares of Stock in respect of which an Incentive Stock Option may be exercised after a Grantee's death shall be the number of shares in respect of which such option could be exercised as of the date of the Grantee's death or retirement, whichever occurs first. In no event may the period for exercising an Incentive Stock Option extend beyond the date on which such option would otherwise expire.

      (d) The Board may grant a leave of absence to any Grantee for purposes of continuing such Grantee's employment with the Corporation or its subsidiaries.


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
                   III. NON-QUALIFIED STOCK OPTION PROVISIONS

1.    Granting of Stock Options.

      (a) Key Employees and Consultants of the Corporation shall be eligible to receive Non-Qualified Stock Options under the Plan. Directors of the Corporation, excluding members of the Committee, who are not also Employees shall also be eligible to receive Non-Qualified Stock Options.

      (b) The Committee shall determine and designate from time to time those Employees, Directors and Consultants who are to be granted Non-Qualified Stock Options and the amount subject to each Non-Qualified Stock Option.

      (c) The Committee may grant at any time new Non-Qualified Stock Options to an Employee, Director or Consultant who has previously received Non-Qualified Stock Options or other options, whether such prior Non-Qualified Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are cancelled in connection with the issuance of new Non-Qualified Stock Options.

      (d) When granting a Non-Qualified Stock Option, the Committee shall determine the purchase price of the Stock subject thereto. Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Non-Qualified Stock Option is granted.

      (e) The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. The Committee may make provision for accelerated exercisability of Non-Qualified Stock Options in the event of the Optionee's death, disability or retirement or other events. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee.

      (f) No Non-Qualified Stock Option shall be exercisable more than seven years from the date such option is granted.

      (g) The Committee may determine, at the time of granting a Non-Qualified Stock Option or thereafter, that such Non-Qualified Stock Option shall become fully exercisable as to all Stock subject to such Non-Qualified Stock Option in the event that a Change of Control occurs with respect to the Corporation. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Corporation, then the Committee at its sole discretion may determine that any or all outstanding Non-Qualified Stock Options shall become fully exercisable as to all Stock subject to such Non-Qualified Stock Options.


2. Exercise of Stock Options. The option price of a Non-Qualified Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, provided that the stock surrendered by the Grantee has been owned by the Grantee for at least six (6) months, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Paragraph. In no event shall payment of the exercise price of a Non-Qualified Stock Option be made by a promissory note or a loan by the Corporation. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

3.    Termination of Employment.

      (a) If a Grantee's employment is terminated, a Director Grantee ceases to be a Director or a Consultant Grantee ceases to be a Consultant (other than by Disability or death), the term of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment or cessation of being a Director or a Consultant, and such option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director or a Consultant.

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      (b)   If a Grantee's employment is terminated by reason of Disability, a Director Grantee ceases to be a Director by reason of Disability or a Consultant Grantee ceases to be a Consultant by reason of Disability, the term of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after the Grantee's last date of employment or being a Director or Consultant, and such option shall be exercisable to the extent it was exercisable as of such last date of employment or cessation of being a Director or Consultant.

     (c) If a Grantee's employment is terminated by death or a Director Grantee ceases to be a Director or Consultant by reason of death, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three-month period following his death to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies within three-months after his retirement without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during such three month period to exercise such options in whole or in part. The number of shares of Stock in respect of which a Non-Qualified Stock Option may be exercised after a Grantee's death shall be the number of shares of Stock in respect of which such option could be exercised as of the date of the Grantee's death or retirement, whichever first occurs. In no event may the period for exercising a Non-Qualified Stock Option extend beyond the date on which such option would otherwise expire.

      (d) The Board may grant a leave of absence to any Grantee for purposes of continuing such Grantee's employment with the Corporation or its subsidiaries.

                             IV. GENERAL PROVISIONS

1. Substitution of Options. In the event of a corporate merger or consolidation, or the acquisition by the Corporation of property or stock of an acquired corporation or any reorganization or other transaction qualifying under
Section 425 of the Code, the Committee may, in accordance with the provisions of that Section , substitute options under this Plan for options under the plan of the acquired corporation provided (i) the excess of the aggregate fair market value of the shares subject to option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give the Employee additional benefits, including any extension of the exercise period.

2.    Adjustment Provisions.

      (a) If the shares of Stock outstanding are changed in number or class by reason of a split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any capital adjustment, including a stock dividend, or if any distribution is made to the holders of common stock other than a cash dividend, then

                  (i) the aggregate number and class of shares or other securities that may be issued or transferred pursuant to Paragraph 3 and pursuant to Paragraph 7 of Part I,

                  (ii) the number and class of shares or other securities which are issuable under outstanding Stock Options, and

                  (iii) the purchase price to be paid per share under
                        outstanding Stock Options shall be adjusted as provided hereinafter.

      (b) Adjustment under this Paragraph 2 shall be made in an equitable manner by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive.

3.    General.

      (a) Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Board shall approve.

      (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Corporation, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

      (c) No Employee, and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Corporation, or

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
            any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option.

      (d) No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the law of descent and distribution, and a Stock Option shall be exercisable during the Grantee's lifetime only by the Grantee.

      (e) Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation's obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

                  (i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

                  (ii) The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

                  (iii) Each stock certificate issued pursuant to a Stock Option shall bear the following legend:

            "The transferability of this certificate and the shares of Stock represented hereby are subject to restrictions, terms and conditions contained in the Oxford Health Plans, Inc. 1991 Stock Option Plan, and an Agreement between the registered owner of such Stock and Oxford Health Plans, Inc. A copy of the Plan and Agreement are on file in the office of the Secretary of Oxford Health Plans, Inc."

      (f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Corporation is required to withhold with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

      (g) In the case of a grant of a Stock Option to any Employee of a subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Option to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the provisions of the Plan. For purposes of this Section , a subsidiary shall mean any subsidiary corporation of the Corporation as defined in Section 425 of the Code.

      (h) A Grantee entitled to Stock as a result of the exercise of a Stock Option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. The Corporation shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

      (i) The grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable Delaware corporate law relating to such grant or exercise.


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